Exhibit 99.1

DraftKings Names Erik Bradbury as Company’s Chief Accounting Officer

BOSTON, September 10, 2020 – DraftKings Inc. (Nasdaq: DKNG) today announced that Erik Bradbury has been named the Company’s Chief Accounting Officer and principal accounting officer effective September 10, 2020, reporting to Jason Park, the Company’s Chief Financial Officer. Mr. Bradbury, who brings more than 16 years of experience in corporate accounting to DraftKings, was most recently a Partner with Ernst & Young and served as a Professional Accounting Fellow at Financial Executives International.

“We are thrilled to have Erik join DraftKings at this exciting time,” said Jason Park, DraftKings Chief Financial Officer. “Erik brings a breadth of expertise working with public companies applying U.S. GAAP, IFRS, and SEC reporting requirements, which will enhance our already strong corporate accounting team and help scale this function as the Company continues to grow.”

Mr. Bradbury will oversee DraftKings’ corporate accounting functions including SEC and regulatory reporting, operational accounting, accounting policy, and development of relevant accounting positions. Mr. Bradbury received his Bachelor’s degree in accounting from Brigham Young University and is a Certified Public Accountant.

About DraftKings

DraftKings Inc. (Nasdaq: DKNG) is a digital sports entertainment and gaming company created to fuel the competitive spirits of sports fans with products that range across daily fantasy, regulated gaming and digital media. Headquartered in Boston, and launched in 2012 by Jason Robins, Matt Kalish and Paul Liberman, DraftKings is the only U.S.-based vertically integrated sports betting operator. DraftKings is a multi-channel provider of sports betting and gaming technologies, powering sports and gaming entertainment for 50+ operators across more than 15 regulated U.S. and global markets, including Arkansas and Oregon in the U.S. DraftKings’ Sportsbook offers mobile and retail betting for major U.S. and international sports and operates in the United States pursuant to regulations in Colorado, Illinois, Indiana, Iowa, Mississippi, New Hampshire, New Jersey, New York, Pennsylvania and West Virginia. DraftKings’ daily fantasy sports product is available in 8 countries internationally with 15 distinct sports categories. DraftKings is the official daily fantasy partner of the NFL, MLB and the PGA TOUR as well as an authorized gaming operator of the NBA and MLB and an official betting operator of the PGA TOUR.

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